Exhibit 99.1

FOR IMMEDIATE RELEASE September 15, 2011	Investor Contact: Martie Edmunds Zakas Sr. Vice President - Strategy, Corporate Development &
Communications 770-206-4237 mzakas@muellerwp.com Media Contact: John Pensec Director - Corporate Communications & Public Affairs
770-206-4240 jpensec@muellerwp.com

Mueller Water Products to Eliminate COO Position

ATLANTA (September 15, 2011) - Mueller Water Products, Inc. (NYSE: MWA) announced today that it is eliminating the position of chief operating officer as of October 1, 2011, to flatten its organizational structure. As a result, Robert G. (“Bob”) Leggett will no longer serve as chief operating officer.

“We are appreciative of Bob’s many contributions to the Company since he joined in 2008,” said Gregory E. Hyland, chairman, president and chief executive officer of Mueller Water Products.

Safe Harbor Statement

This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address activities, events or developments that we intend, expect, plan, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on certain assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions and expected future developments. Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•	the spending level for water and wastewater infrastructure;

•	the demand level of manufacturing and construction activity;

•	our ability to service our debt obligations; and

•

the other factors that are described in the section entitled “RISK FACTORS” in Item 1A of our most recently filed Annual Report on Form 10-K and in Part I, Item 1A of our Quarterly report on Form 10-Q for the quarter ended March 31, 2011.

Undue reliance should not be placed on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements, except as required by law.

About Mueller Water Products, Inc.

Mueller Water Products, Inc. is headquartered in Atlanta, GA and manufactures and markets products and services that are used in the transmission and distribution of safe, clean drinking water and in water treatment facilities. Our broad product portfolio includes engineered valves, fire hydrants, pipe fittings, water meters and ductile iron pipe, which are used by municipalities, as well as the residential and non-residential construction industries. Net sales for the year ended June 30, 2011 were $1.3 billion and total employees were approximately 4,800 at June 30, 2011. The Company operates primarily through three segments: Mueller Co., U.S. Pipe and Anvil. The Company’s common stock trades on the New York Stock Exchange under the ticker symbol MWA. For more information about Mueller Water Products, Inc., please visit our website at www.muellerwaterproducts.com.

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1200 Abernathy Road, N.E. | Suite 1200 | Atlanta, GA 30328

www.muellerwaterproducts.com